ConforMIS Reports Second Quarter 2017 Financial Results and Updates Fiscal Year 2017 Guidance

BILLERICA, Mass., August 3, 2017 (GLOBE NEWSWIRE) -- ConforMIS, Inc. (NASDAQ:CFMS), a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are customized to fit each patient's unique anatomy, announced today financial results for the second quarter ended June 30, 2017.
Q2 Summary:

•	Total revenue of $18.5 million, down 4.4% year-over-year on a reported basis and down 3.6% on a constant currency basis

•	Product revenue of $18.0 million, down 5.5% year-over-year on a reported basis and down 4.8% on a constant currency basis

•	U.S. product revenue increased 1.5% year-over-year

•	Rest of World product revenue decreased 31.1% year-over-year on a reported basis and decreased 27.5% year-over-year on a constant currency basis
"As ConforMIS continues into this transition year, we experienced mixed results in the second quarter,” said Mark Augusti, President and Chief Executive Officer of ConforMIS, Inc. “The impact from changes in the field sales organization and in reimbursement adversely affected our overall revenue growth, while on a positive note, we were able to achieve a 300 basis point improvement in gross margin and a $2 million reduction in net loss over the prior year.”
Mr. Augusti continued, “We believe the changes that we are making will have a positive impact on our results moving forward. That said, we have adjusted our 2017 guidance to reflect our revenue expectations for the remainder of the year.”
Second Quarter 2017 Financial Results

Revenue	Three months ended June 30,		Increase/decrease
($, in thousands)	2017	2016	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$15,219	$15,002	$218	1.5%	1.5%
Rest of world	2,827	4,102	(1,276)	-31.1%	-27.5%
Product revenue	18,046	19,104	(1,058)	-5.5%	-4.8%
Royalty revenue	438	229	209	91.1%	91.1%
Total revenue	$18,484	$19,333	$(849)	-4.4%	-3.6%

Total revenue decreased $0.8 million to $18.5 million, or 4.4% year-over-year on a reported basis and decreased 3.6% on a constant currency basis. Total revenue in the second quarter of 2017 included royalty revenue related to patent license agreements of $0.4 million, as compared to $0.2 million in the second quarter of 2016.
Product revenue decreased $1.1 million to $18.0 million, or 5.5% year-over-year on a reported basis and decreased 4.8% on a constant currency basis. U.S. product revenue increased $0.2 million to $15.2 million, or 1.5% year-over-year, and Rest of World product revenue decreased $1.3 million to $2.8 million, or 31% year-over-year on a reported basis and decreased 27.5% on a constant currency basis. Product revenue from sales of iTotal CR, iDuo and iUni was $13.3 million for the three months ended June 30, 2017 compared to $15.7 million for the three months ended June 30, 2016, a decrease of $2.4 million, or 15.3% year-over-year, on a reported basis and 14.8% on a constant currency basis. Product revenue from sales of iTotal PS was $4.8 million for the three months ended June 30, 2017 compared to $3.4 million for the three months ended June 30, 2016, an increase of $1.4 million, or 41.2% year-over-year, on a reported and constant currency basis.
Gross profit increased $0.2 million to $6.2 million, or 34% of revenue, in the second quarter of 2017, compared to $6.0 million, or 31% of revenue, in the second quarter of 2016. The increase in gross margin year-over-year was driven primarily by manufacturing efficiencies and cost reductions as a result of vertical integration and the timing of royalty payments received.
Total operating expenses increased $0.1 million to $20.2 million, or 0.2% year-over-year.
Net loss was $12.1 million, or $0.28 per basic share, in the second quarter of 2017, compared to a net loss of $14.1 million, or $0.34 per basic share, for the same period last year. The decrease in second quarter net loss was driven primarily by higher foreign currency exchange transaction income related to international intercompany receivables and higher royalty revenue.
As of June 30, 2017, the Company’s cash and cash equivalents and investments totaled $71.2 million, compared to $65.5 million as of December 31, 2016. As previously announced, in January 2017 the Company secured up to $50 million in term debt financing, of which $15 million was borrowed in January and $15 million was borrowed in June.
2017 Financial Guidance
For the full year 2017, the Company expects total revenue in a range of $75 million to $78 million, representing year-over-year decline of 6% to 3% on a reported basis and 6% to 2% on a constant currency basis. This is updated from previous guidance in a range of $80 million to $84 million, representing year-over-year growth of 0% to 5% on a reported basis and 1% to 6% on a constant currency basis. The Company's 2017 revenue guidance assumes the following:

•
Product revenue in a range of $74 million to $77 million, representing year-over-year decline of 6% to 2% on a reported basis and 5% to 2% on a constant currency basis. This is updated from previous guidance in a range of $79 million to $83 million, representing year-over-year growth of 0% to 5% on a reported basis and 1% to 6% on a constant currency basis.

•	Royalty revenue of approximately $0.8 million related to ongoing patent license royalty payments has not changed.
For the full year 2017, the Company expects gross margin in a range of 34% to 36%, from previous guidance of 36% to 38%.
Note on Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides certain information regarding the Company's financial results or projected financial results on a non-GAAP "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the adjusted current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business. Non-GAAP information is not a substitute for, and is not superior to, information presented on a GAAP basis.
Conference Call
As previously announced, ConforMIS will conduct a conference call and webcast today at 4:30 PM Eastern Time. Management will discuss financial results and strategic matters. To participate in the conference call, please call 877-809-6331 (or 615-247-0224 for international) and use conference ID number 57887575 or listen to the webcast in the investor relations section of the company's website at ir.conformis.com. The online archive of the webcast will be available on the company's website for 30 days.
About ConforMIS, Inc.
ConforMIS is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are individually sized and shaped, or customized, to fit each patient's unique anatomy. ConforMIS offers a broad line of customized knee implants and pre-sterilized, single-use instruments delivered in a single package to the hospital. In clinical studies, ConforMIS’ iTotal CR demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants. ConforMIS owns or exclusively in-licenses approximately 450 issued patents and pending patent applications that cover customized implants and patient-specific instrumentation for all major joints.
For more information, visit www.conformis.com. To receive future releases in e-mail alerts, sign up at http://ir.conformis.com/.
Cautionary Statement Regarding Forward-Looking Statements
Any statements in this press release about our future expectations, plans and prospects, including statements about our strategy, future operations, future financial position and results, market growth, total revenue and revenue mix by product and geography, gross margin, operating trends, the potential impact and advantages of using customized implants, and potential transition at the Company as well as other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "should," "target," "will," or "would" and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to our estimates regarding the potential market opportunity for our current and future products, our expectations regarding our revenue, gross margin, expenses, revenue growth, transition and other results of operations, and the other risks and uncertainties described in the "Risk Factors" sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

CONTACT:    Investor contact
Oksana Bradley
ir@conformis.com
(781) 374-5598

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenue
Product	$18,046	$19,104	$38,425	$39,086
Royalty	438	229	514	497
Total revenue	18,484	19,333	38,939	39,583
Cost of revenue	12,236	13,332	26,196	26,919
Gross profit	6,248	6,001	12,743	12,664

Operating expenses
Sales and marketing	9,375	10,648	20,191	21,762
Research and development	4,335	3,977	8,895	8,375
General and administrative	6,444	5,487	14,902	11,782
Total operating expenses	20,154	20,112	43,988	41,919
Loss from operations	(13,906)	(14,111)	(31,245)	(29,255)

Other income and expenses
Interest income	127	143	230	282
Interest expense	(372)	(75)	(679)	(100)
Foreign currency exchange transaction income	2,117	—	2,507	—
Total other income (expenses), net	1,872	68	2,058	182
Loss before income taxes	(12,034)	(14,043)	(29,187)	(29,073)
Income tax provision	56	9	63	13

Net loss	$(12,090)	$(14,052)	$(29,250)	$(29,086)

Net loss per share - basic and diluted	$(0.280)	$(0.340)	$(0.680)	$(0.710)
Weighted average common shares outstanding - basic and diluted	43,193,065	41,314,942	43,035,672	41,155,421

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2017	December 31, 2016
Assets	(unaudited)
Current Assets
Cash and cash equivalents	$39,207	$37,257
Investments	29,218	28,242
Accounts receivable, net	11,868	14,675
Inventories	11,784	11,720
Prepaid expenses and other current assets	2,592	3,954
Total current assets	94,669	95,848
Property and equipment, net	16,493	15,084
Other Assets
Restricted cash	762	300
Investments	2,750	—
Intangible assets, net	622	746
Goodwill	753	753
Other long-term assets	35	79
Total assets	$116,084	$112,810

Liabilities and stockholder's equity
Current liabilities
Accounts payable	$5,076	$5,474
Accrued expenses	8,187	8,492
Deferred revenue	305	305
Total current liabilities	13,568	14,271
Other long-term liabilities	451	164
Deferred revenue	4,167	4,320
Long-term debt,less debt issuance costs	29,612	—
Total liabilities	47,798	18,755
Commitments and contingencies	—	—
Stockholders' equity
Preferred stock, $0.00001 par value:
Authorized: 5,000,000 shares authorized at June 30, 2017 and December 31, 2016, respectively, no shares outstanding as of June 30,2017 and December 31, 2016.	—	—
Common stock, $0.00001 par value:
Authorized: 200,000,000 shares at June 30, 2017 and December 31, 2016; 44,866,228 and 43,399,547 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	—	—
Additional paid-in capital	482,576	476,486
Accumulated deficit	(412,491)	(382,930)
Accumulated other comprehensive (loss) income	(1,799)	499
Total stockholders' equity	68,286	94,055
Total liabilities and stockholders' equity	$116,084	$112,810